Exhibit 99.1

Neiman Marcus, Inc. Reports Fourth Quarter and Fiscal Year 2009 Results

DALLAS--(BUSINESS WIRE)--September 8, 2009--Neiman Marcus, Inc. today reported financial results for both the fourth quarter and fiscal year ended August 1, 2009. The fiscal year 2009 fourth quarter and fiscal year 2009 amounts are reported on a thirteen and fifty-two week basis, respectively. The Company’s fiscal year 2008 included a fifty-third week. Unless otherwise stated, the fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively. However, revenues in the 53rd week are not included in any comparable revenue calculations.

For the fourth quarter of fiscal year 2009, the Company reported total revenues of $768.0 million compared to $1.03 billion in the prior year. Comparable revenues decreased 23.4 percent.

The Company reported an operating loss for the fourth quarter of fiscal year 2009 of $192.1 million compared to an operating loss of $6.2 million for the fourth quarter of fiscal year 2008. The Adjusted operating loss in the fourth quarter of fiscal year 2009 was $49.0 million compared to adjusted operating earnings of $25.1 million in the fourth quarter of fiscal year 2008.

Including non-cash pretax impairment charges of $143.1 million and $31.3 million as described below under “Other Items”, the Company reported a net loss of $168.6 million for the fourth quarter of fiscal year 2009 compared to a net loss of $35.7 million in the prior year. Adjusted EBITDA for the fourth quarter of fiscal year 2009 was $5.7 million compared to Adjusted EBITDA of $86.1 million in the fourth quarter of fiscal year 2008.

For fiscal year 2009, the Company reported total revenues of $3.64 billion compared to $4.60 billion in the prior year. Comparable revenues decreased 21.4 percent. The Company recorded an operating loss for fiscal year 2009 of $652.9 million compared to operating earnings of $466.4 million for the comparable period a year ago. Adjusted operating earnings for fiscal year 2009 were $50.3 million compared to $465.2 million for the comparable period a year ago.

Including non-cash pretax impairment charges of $703.2 million and $31.3 million, in fiscal year 2009 and 2008 respectively, and other income of $32.5 million in fiscal year 2008, as described below under “Other Items”, the Company reported a net loss of $668.0 million for fiscal year 2009 compared to net earnings of $142.8 million in the prior year. Adjusted EBITDA for fiscal year 2009 was $273.8 million compared to Adjusted EBITDA of $685.8 million for the comparable period a year ago.

“Fiscal year 2009 was a very challenging year for our Company. We quickly began addressing the many challenges we faced due to the sharp decline in our business, precipitated by the downturn in the economy,” said Burton M. Tansky, Chairman and CEO of the Company. “We tightly managed our expenses, resulting in a total reduction of $183 million, which included the elimination of approximately $100 million of non-variable costs from our expense structure this year. We also aggressively reduced our inventory levels to be more in line with demand, ending the year with 23 percent less merchandise than last year.”

Mr. Tansky added, “In total, we ended the year with cash of $323 million, an $84 million increase from last year. In addition, we recently renegotiated our $600 million revolving credit facility and extended the maturity to 2013.”

Mr. Tansky further noted, “I am extremely proud of our team and what we accomplished in this very difficult year. I am confident the significant actions we have taken, combined with our outstanding customer relationships and the strength of our marketing initiatives, will position us well for the new year.”

This release contains information regarding the Company’s Adjusted operating (loss) earnings, EBITDA and Adjusted EBITDA, all of which are non-GAAP financial measures. A reconciliation of these figures to the most directly comparable GAAP figures, together with certain other information, can be found at the end of this release.

Other Items

The Company recorded non-cash pretax impairment charges for the writedown of certain assets to fair value of $143.1 million and $703.2 million, in the fourth quarter and fiscal year 2009, respectively. The impairment charges for fiscal 2009 include 1) $329.7 million related to goodwill 2) $343.2 million related to tradenames and 3) $30.3 million related to certain long-lived assets.

The Company recorded non-cash impairment charges of $31.3 million in the fourth quarter of fiscal year 2008 for the writedown to fair value of the net carrying value of the Horchow tradename. In addition, the Company recorded other income of $32.5 million in the first quarter of fiscal year 2008 which represents a pension curtailment gain as a result of the Company’s decision to freeze certain pension and retirement benefits as of December 31, 2007.

A live webcast of the conference call on earnings can be accessed through the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com on Wednesday, September 9, 2009 beginning at 8:00 a.m. Central Standard Time. Following the live broadcast, interested parties may replay the webcast by accessing this website. To access financial information that will be presented during the call, please visit the Investor Information section of the Neiman Marcus, Inc. website at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(in thousands)	August 1, 2009	August 2, 2008

ASSETS
Current assets:
Cash and cash equivalents	$323,425	$239,180
Merchandise inventories	755,034	978,044
Other current assets	143,068	146,435
Total current assets	1,221,527	1,363,659

Property and equipment, net	992,715	1,075,294
Goodwill and intangible assets, net	3,278,947	4,042,617
Other assets	87,837	75,249
Total assets	$5,581,026	$6,556,819

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$233,990	$345,640
Accrued liabilities	302,886	361,094
Total current liabilities	536,876	706,734

Long-term liabilities:
Long-term debt	2,980,838	2,946,102
Deferred income taxes	697,810	929,970
Other long-term liabilities	446,667	297,494
Total long-term liabilities	4,125,315	4,173,566

Total shareholders’ equity	918,835	1,676,519
Total liabilities and shareholders’ equity	$5,581,026	$6,556,819

NEIMAN MARCUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Fourth Quarter Ended		Fiscal Year Ended
(in thousands)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Revenues	$768,093	$1,032,278	$3,643,346	$4,600,536
Cost of goods sold including buying and occupancy costs	582,887	717,611	2,536,764	2,934,968
Selling, general and administrative expenses	195,777	242,044	882,737	1,045,447
Income from credit card program, net	(16,284)	(13,460)	(49,966)	(65,727)
Depreciation expense	36,381	42,716	150,759	148,411
Amortization of intangible assets	13,845	13,568	54,826	54,314
Amortization of favorable lease commitments	4,469	4,722	17,877	17,878
Impairment charges	143,107	31,261	703,266	31,261
Other income	-	-	-	(32,450)

Operating (loss) earnings	(192,089)	(6,184)	(652,917)	466,434

Interest expense, net	60,899	60,882	235,574	239,805

(Loss) earnings before income taxes	(252,988)	(67,066)	(888,491)	226,629

Income tax (benefit) expense	(84,455)	(31,424)	(220,445)	83,816

Net (loss) earnings	$(168,533)	$(35,642)	$(668,046)	$142,813

The fiscal year 2009 fourth quarter and fiscal year 2009 amounts are reported on a thirteen and fifty-two week basis, respectively. The fiscal year 2008 fourth quarter and fiscal year 2008 amounts are reported on a fourteen and fifty-three week basis, respectively.

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

SEGMENTS:	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

REVENUES:
Specialty Retail Stores	$628.0	$861.6	$2,991.3	$3,853.0
Direct Marketing	140.0	170.7	652.0	747.5
Total	$768.0	$1,032.3	$3,643.3	$4,600.5

OPERATING (LOSS) EARNINGS:
Specialty Retail Stores	$(30.9)	$31.9	$112.4	$476.7
Direct Marketing	16.2	24.4	70.6	117.7
Corporate expenses	(16.0)	(12.9)	(60.0)	(57.0)
Amortization of intangible assets and favorable lease commitments	(18.3)	(18.3)	(72.7)	(72.2)
ADJUSTED OPERATING (LOSS) EARNINGS*	$(49.0)	$25.1	$50.3	$465.2
Impairment charges	(143.1)	(31.3)	(703.2)	(31.3)
Other income	-	-	-	32.5
OPERATING (LOSS) EARNINGS	$(192.1)	$(6.2)	$(652.9)	$466.4

*Adjusted operating (loss) earnings, a non-GAAP financial measure, represents operating (loss) earnings excluding impairment charges and other income.

Neiman Marcus, Inc. believes reporting adjusted operating (loss) earnings is a more meaningful representation of the Company’s on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company’s operations. Neiman Marcus, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted operating (loss) earnings is not a recognized term under generally accepted accounting principles (GAAP). Adjusted operating (loss) earnings should not be considered as an alternative to operating (loss) earnings or net (loss) earnings as a measure of operating performance or cash flows as a measure of liquidity. Adjusted operating (loss) earnings should not be considered in isolation to, or as a substitute for, analysis of the Company’s results reported in accordance with generally accepted accounting principles. Adjusted operating (loss) earnings as presented herein are not necessarily comparable to similarly titled measures from others in the industry.

NEIMAN MARCUS, INC.
OTHER OPERATING DATA
(UNAUDITED)

OTHER DATA:
	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Capital expenditures	$20	$50	$102	$183

Depreciation	$36	$43	$151	$148
Amortization of intangibles	$18	$18	$73	$72

Rent expense	$21	$23	$85	$93

EBITDA*	$(137)	$55	$(429)	$687
Adjusted EBITDA*	$6	$86	$274	$686

*For an explanation of EBITDA and Adjusted EBITDA, see “Non-GAAP Financial Measure.”

NEIMAN MARCUS, INC.
NON-GAAP FINANCIAL MEASURE
(UNAUDITED)

The following table reconciles net (loss) earnings as reflected in the Company’s consolidated statements of operations prepared in accordance with GAAP to EBITDA and Adjusted EBITDA:

	Fourth Quarter Ended		Fiscal Year Ended
(dollars in millions)	August 1, 2009	August 2, 2008	August 1, 2009	August 2, 2008

Net (loss) earnings	$(168.6)	$(35.7)	$(668.0)	$142.8
Income tax (benefit) expense	(84.4)	(31.4)	(220.5)	83.8
Interest expense, net	60.9	60.9	235.6	239.8
Depreciation	36.4	42.7	150.8	148.4
Amortization of intangible assets and favorable lease commitments	18.3	18.3	72.7	72.2
EBITDA	(137.4)	54.8	(429.4)	687.0
Non-cash impairment of long-lived assets	143.1	31.3	703.2	31.3
Non-cash gain on curtailment of defined benefit retirement obligations	-	-	-	(32.5)
Adjusted EBITDA	$5.7	$86.1	$273.8	$685.8

We present the non-GAAP financial measures EBITDA and Adjusted EBITDA because we use these measures to monitor and evaluate the performance of our business and believe the presentation of these measures will enhance investors’ ability to analyze trends in our business and evaluate our performance relative to other companies in our industry.

EBITDA and Adjusted EBITDA are not presentations made in accordance with GAAP and our computation of EBITDA and Adjusted EBITDA may vary from others in our industry. In addition, EBITDA and Adjusted EBITDA contain some, but not all, adjustments that are taken into account in the calculation of the components of various covenants in the indentures governing NMG’s senior secured Asset-Based Revolving Credit Facility, Senior Secured Term Loan Facility, Senior Notes and Senior Subordinated Notes. EBITDA and Adjusted EBITDA should not be considered as alternatives to operating earnings or net earnings as measures of operating performance. In addition, EBITDA and Adjusted EBITDA are not presented as and should not be considered as alternatives to cash flows as measures of liquidity. EBITDA and Adjusted EBITDA have important limitations as analytical tools and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For example, EBITDA and Adjusted EBITDA do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments; do not reflect changes in, or cash requirements for, our working capital needs; do not reflect our considerable interest expense, or the cash requirements necessary to service interest or principal payments, on our debt; exclude tax payments that represent a reduction in available cash; and do not reflect any cash requirements for assets being depreciated and amortized that may have to be replaced in the future.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer